Item 26h.xi.c.

AMENDMENT TO PARTICIPATION AGREEMENT

This amendment (the “Amendment”), dated as of the ___ day of June, 2010, to the Participation Agreement (the “Agreement”) by and among TRANSAMERICA LIFE INSURANCE COMPANY (the “Company”), an Iowa life insurance company, on its own behalf and on behalf of each segregated asset account (the “Account”) of the Company, VAN ECK VIP TRUST (formerly known as, Van Eck Worldwide Insurance Trust) (the “Fund”), an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts, and VAN ECK SECURITIES CORPORATION (the "Underwriter"), a Delaware corporation, and VAN ECK ASSOCIATES CORPORATION (the “Adviser”), a Delaware corporation.

WITNESSETH

WHEREAS, the Company, the Fund, the Underwriter and the Adviser have entered into a Participation Agreement, dated as of October 29, 2003 (the “Agreement”); and

WHEREAS, the Company, the Fund, the Underwriter and the Adviser desire to modify the Participation Agreement in certain respects.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Company, the Fund, the Underwriter and the Adviser hereby acknowledge and agree as follows:

1. Defined Terms.  Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

2. Amendment to Agreement.  The Agreement is hereby amended by replacing Schedule A of the Agreement with Schedule A attached to this Amendment.

3. Terms and Conditions. Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

4. Binding Authority. Each of the parties hereby represents and warrants that the execution, delivery and performance of this Amendment are within the party’s corporate power and have been or will be duly authorized by all necessary corporate action, and this Amendment constitutes the legal, valid and binding obligation of the party in accordance with its terms.

5. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

6. Applicable Law. This Amendment shall be construed in accordance with and be governed by the laws of the state of New York.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers or authorized representatives as of the day and year first above written.

VAN ECK VIP TRUST

Name: ______________________________
Title:   ______________________________

VAN ECK SECURITIES CORPORATION

Name: ______________________________
Title:   ______________________________

VAN ECK ASSOCIATES CORPORATION

Name: ______________________________
Title:   ______________________________

TRANSAMERICA LIFE INSURANCE COMPANY

By: ____________________________________

Name: _________________________________

Title: __________________________________

SCHEDULE A
ACCOUNTS

Name of Account	Date Established by the Company’s Board of Directors
PFL Corporate Account One	October 10, 1998

Transamerica Corporate Separate Account Sixteen	June 16, 2003

Transamerica Separate Account R3	November 23, 2009